Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES RECORD

SECOND QUARTER 2016 RESULTS

Performance Driven by Strong Pre-Season Orders and Improvements Propelled by

Proprietary Douglas Dynamics Management System (DDMS);

Company Increases and Narrows 2016 Outlook

Highlights:

•                  Produced record Second Quarter Net Sales of $113.8 million

•                  Delivered record 2Q16 Net income of $16.3 million, producing EPS of $0.71 per diluted share

•                  Generated record Second Quarter Adjusted EBITDA of $32.7 million

•                  Announced acquisition of the assets of Dejana Truck & Utility Equipment Company on June 16, 2016

•                  Company increases and narrows 2016 outlook

•                  Paid $0.2350 per share cash dividend on June 30, 2016

August 1, 2016 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer of vehicle attachments and equipment, today announced financial results for the second quarter ended June 30, 2016.

“I am pleased to report that, despite experiencing one of the lowest snowfall environments in the past decade, we have produced a tremendous start to our pre-season order period and record second quarter results,” explained James L. Janik, Chairman, President, and Chief Executive Officer. “While we have seen slight increases in field inventory and slightly lower growth levels for light truck sales, we believe that both dealers and end users remain cautiously optimistic about the future and that our ongoing efforts to improve both service and quality through DDMS are paying off.”

Mr. Janik noted, “We successfully completed the acquisition of the assets of Dejana Truck & Utility Equipment Company in mid-July as planned. Adding the Dejana team to the Douglas Dynamics family is both strategically and financially important for the future of our Company. The Dejana business provides us with a new complementary portfolio of services and products to drive deeper customer relationships, and strengthens the Company’s geographic footprint. By expanding into adjacent markets we are diversifying our revenue streams and continuing to reduce the influence of weather on our overall business. With the deal complete, we are already starting the planning process to implement DDMS and help the Dejana business continue its growth trajectory and meet the demand for its products and services.”

- MORE -

Second Quarter Results

Net sales were $113.8 million in the second quarter of 2016, compared to second quarter 2015 net sales of $107.1 million. The increase relates to stronger sales of snow and ice control equipment compared to the prior year and, we believe, a slight shift in the historical pre-season order pattern as described in the following paragraph. The improvements were offset slightly by lower sales of parts and accessories due to the low snowfall environment in the first half of 2016 compared with historical averages.

The Company’s commercial snow and ice management products include a pre-season ordering period that extends across the second and third quarters. In 2015, pre-season sales were more evenly split between the second and third quarter than had been the case in the preceding year, when orders were more heavily weighted towards the second quarter.  In line with previous comments for 2016, the Company anticipates a return to an approximate 55%-45% split between the second and third quarters.

Gross profit was a record $41.5 million or 36.5% of net sales for the second quarter of 2016, compared to $37.0 million, or 34.5% of net sales in the second quarter of 2015. The increase is attributable to favorable commodity pricing and improved operating performance realized through DDMS.

Net income for the 2016 second quarter was a record $16.3 million, or $0.71 per diluted share based on weighted average shares of 22.5 million shares, compared to net income of $13.1 million, or $0.57 per diluted share based on weighted average shares of 22.4 million shares, in the second quarter of 2015. The effective tax rate for the second quarter of 2016 was 36.1%. The estimated effective tax rate for full year 2016 is expected to be approximately 36.0%.

The Company reported record Adjusted EBITDA of $32.7 million in the second quarter of 2016 compared to Adjusted EBITDA of $28.1 million in the second quarter of 2015.

Balance Sheet

During the first six months of 2016, the Company recorded net cash provided by operating activities of $28.3 million compared to net cash provided by operating activities of $10.4 million in the same period last year. The increase is partly attributable to a gain of approximately $10 million, recorded in the first quarter of 2016, related to the successful conclusion of a patent infringement lawsuit against Buyers Products Company, owner of the SnowDogg line of products.

Inventory was $60.3 million at the end of the second quarter of 2016, a decrease of $3.5 million compared to the second quarter of 2015 inventory of $63.8 million.  The decrease stems from ongoing operational improvements efforts across the Company, particularly at the Henderson Products operations.

Accounts receivable at the end of the second quarter of 2016 were $66.6 million, an increase of $5.0 million compared to $61.6 million for the second quarter 2015.  The increase resulted from the corresponding increase in sales.

Dividend

As previously reported on June 9, 2016, the Company declared a quarterly cash dividend of $0.2350 per share on the Company’s common stock, which was paid on June 30, 2016 to stockholders of record as of the close of business on June 20, 2016.

Outlook

For the first six months of 2016, the Company’s performance has exceeded initial internal expectations. Based on second quarter results and visibility into current market trends, plus the addition of the Dejana business which closed on July 15, 2016, the Company is increasing and narrowing its 2016 financial outlook, which is outlined in the table below. It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels during the fourth quarter. Also, the Dejana business outlook for Earnings per Share (EPS) include preliminary estimates for the impact of purchase accounting, which could change and will be finalized in the fourth quarter of 2016.

2016 Updated Outlook (unaudited)	Revenue (millions)		Net Income (millions)		Adjusted EBITDA (millions)		Earnings per Share (EPS)
Original Douglas Dynamics Only Outlook (Mar 2016)	$310	$370	$24	$37	$55	$85	$1.05	$1.65
Updated Douglas Dynamics Only Outlook (Aug 2016)	$335	$370	$33	$40	$70	$85	$1.45	$1.80
Dejana Truck & Utility Equipment Only Outlook (1)	$60	$80	$(2)	$0	$7	$12	$(0.09)	$(0.01)
Combined Outlook (Douglas Dynamics + Dejana)	$395	$450	$31	$40	$77	$97	$1.36	$1.79

(1) Dejana Outlook for period 7.18.16 - 12.31.16, which includes estimated impact of purchase accounting

Mr. Janik noted, “Although we still have a long way to go in 2016, our pre-season period is exceeding our initial expectations and the Henderson Products operations continue to see strong growth and has a robust pipeline. Across the board, our team is executing our strategy effectively and producing excellent results. Combining these factors with the addition of the Dejana business in mid-July, we have the confidence to increase and narrow our outlook ranges and expect to produce strong results again in 2016. While we expect the impact of weather on our overall business to be diminished going forward, we anticipate that our fourth quarter results will still be impacted by the magnitude, timing and location of snowfall.”

Webcast Information

The Company will host an investor conference call on Tuesday, August 2, 2016 at 10:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial vehicle attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services includes manufactured snow and ice attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands, and the up-fit of market leading attachments for commercial work vehicles under the DEJANA® brand.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measure used in this press release is Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, litigation proceeds, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

With respect to the Company’s 2016 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of TrynEx Inc., which we acquired in 2013, the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$48,666	$36,844
Accounts receivable, net	66,617	67,707
Inventories	60,296	51,584
Refundable income taxes paid	—	4,850
Deferred income taxes	6,155	6,154
Prepaid and other current assets	1,695	2,104
Total current assets	183,429	169,243

Property, plant, and equipment, net	44,677	42,636
Goodwill	160,932	160,932
Other intangible assets, net	124,195	127,647
Other long-term assets	3,521	2,708
Total assets	$516,754	$503,166

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,189	$14,555
Accrued expenses and other current liabilities	19,056	25,549
Income taxes payable	5,428	—
Current portion of long-term debt	1,629	1,629
Total current liabilities	40,302	41,733

Retiree health benefit obligation	6,855	6,656
Pension obligation	10,117	10,839
Deferred income taxes	56,891	54,932
Long-term debt, less current portion	181,919	182,506
Other long-term liabilities	9,416	6,004

Total stockholders’ equity	211,254	200,496
Total liabilities and stockholders’ equity	$516,754	$503,166

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(unaudited)		(unaudited)

Net sales	$113,763	$107,143	$162,552	$161,033
Cost of sales	72,242	70,133	106,900	107,586
Gross profit	41,521	37,010	55,652	53,447

Selling, general, and administrative expense	11,312	11,304	22,225	22,721
Intangibles amortization	1,726	1,904	3,452	3,807

Income from operations	28,483	23,802	29,975	26,919

Interest expense, net	(2,863)	(2,779)	(5,735)	(5,233)
Litigation proceeds	—	—	10,050	—
Other expense, net	(69)	(69)	(133)	(129)
Income before taxes	25,551	20,954	34,157	21,557

Income tax expense	9,223	7,850	12,551	8,070

Net income	$16,328	$13,104	$21,606	$13,487
Less: Net income attributable to participating securities	223	186	289	191
Net income attributable to common shareholders	$16,105	$12,918	$21,317	$13,296

Weighted average number of common shares outstanding:
Basic	22,501,640	22,330,740	22,459,488	22,289,500
Diluted	22,501,640	22,351,981	22,459,488	22,310,731

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.72	$0.58	$0.95	$0.60
Earnings per common share assuming dilution attributable to common shareholders	$0.71	$0.57	$0.94	$0.59
Cash dividends declared and paid per share	$0.24	$0.22	$0.47	$0.45

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2016	June 30, 2015
	(unaudited)

Operating activities
Net income	$21,606	$13,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,205	6,123
Inventory step up of acquired business included in cost of sales	—	1,956
Amortization of deferred financing costs and debt discount	363	335
Stock-based compensation	1,736	1,981
Provision for losses on accounts receivable	151	113
Deferred income taxes	1,958	3,918
Earnout liability	132	394
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	939	(805)
Inventories	(8,712)	(17,493)
Prepaid and other assets and refundable income taxes paid	4,446	(339)
Accounts payable	(366)	848
Accrued expenses and other current liabilities	(1,065)	1,242
Benefit obligations and other long-term liabilities	897	(1,329)
Net cash provided by operating activities	28,290	10,431

Investing activities
Capital expenditures	(4,794)	(3,284)
Acquisition of business	—	(7,931)
Net cash used in investing activities	(4,794)	(11,215)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	—	(27)
Dividends paid	(10,724)	(10,085)
Repayment of long-term debt	(950)	(950)
Net cash used in financing activities	(11,674)	(11,062)
Change in cash and cash equivalents	11,822	(11,846)
Cash and cash equivalents at beginning of year	36,844	24,195
Cash and cash equivalents at end of quarter	$48,666	$12,349

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2016	2015	2016	2015

Net income	$16,328	$13,104	$21,606	$13,487

Interest expense - net	2,863	2,779	5,735	5,233
Income tax expense	9,223	7,850	12,551	8,070
Depreciation expense	1,370	1,164	2,753	2,316
Amortization	1,726	1,904	3,452	3,807
EBITDA	31,510	26,801	46,097	32,913

Stock based compensation	523	857	1,736	1,981
Litigation proceeds	—	—	(10,050)	—
Purchase accounting (1)	66	162	132	2,350
Other charges (2)	575	237	1,018	421
Adjusted EBITDA	$32,674	$28,057	$38,933	$37,665

(1) - Reflects $66 and $66 in earnout compensation expense  related to TrynEx in the three months ended June 30, 2016 and June 30, 2015, respectively. Reflects $96 in earn out compensation expense related to Henderson in the three months ended  June 30, 2015.  Reflects $132 and $202 in earnout compensation expense  related to TrynEx in the six months ended June 30, 2016 and June 30, 2015, respectively. Reflects $192 in earn out compensation expense related to Henderson in the six months ended  June 30, 2015. Reflects $1,956 in inventory step up related to Henderson included in cost of sales in the six months ended June 30, 2015.

(2) - Reflects expenses of $575 and $237 for one time, unrelated legal and consulting fees for the three months ended June 30, 2016 and June 30, 2015, respectively.   Reflects expenses of $1,018 and $421 for one time, unrelated legal and consulting fees for the six months ended June 30, 2016 and June 30, 2015, respectively.